Exhibit 10.6

MYSPACE, INC.

PROMISSORY NOTE DUE FEBRUARY 11, 2008

$1,500,000.00	February 11, 2005 Los Angeles, California

FOR VALUE RECEIVED, MYSPACE, INC., a Delaware corporation (“Maker”), unconditionally promises to pay to the order of Social Labs, LLC. (“Payee”), in the manner and at the place hereinafter provided, the principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) on February 11, 2008.

Maker also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at a rate of interest of 8% per annum, provided that any principal amount not paid when due and, to the extent permitted by applicable law, any interest not paid when due, in each case whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (both before as well as after judgment), shall bear interest payable upon demand at a rate that is 4.00% per annum in excess of the rate of interest otherwise payable under this Note. Interest on this Note shall be payable in arrears on the last day of each month, commencing on February 28, 2005, upon any prepayment of this Note (to the extent accrued on the amount being prepaid) and at maturity. All computations of interest shall be made by Payee on the basis of a 360 day year, for the actual number of days elapsed in the relevant period (including the first day but excluding the last day). In no event shall the interest rate payable on this Note exceed the maximum rate of interest permitted to be charged under applicable law.

1. Payments. All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to the following wire account: City National Bank, 100 Pacifica – Suite 100, Irvine, CA 92618, Account Name: Intermix Media, Inc., ABA/Routing No. 122016066, Acct. No. 402130954, or at such other place as Payee may direct. Whenever any payment on this Note is stated to be due on a day that is not a Business Day, such payment shall instead be made on the next Business Day, and such extension of time shall be included in the computation of interest payable on this Note. Each payment made hereunder shall be credited to principal, and interest shall thereupon cease to accrue upon the principal so credited.

2. Prepayments. Maker shall have the right at any time and from time to time to prepay the principal of this Note in whole or in part, without premium or penalty, upon at least two (2) Business Days prior written notice; provided that each such prepayment shall be in a minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Maker shall make a mandatory prepayment of this Note with all of (i) the proceeds of the issuance of any securities (debt or equity) or (ii) the proceeds of sales of any assets of Maker outside the ordinary course of business; provided that, notwithstanding the foregoing, Maker shall not be required to make a mandatory prepayment of this Note pursuant to clause (i) above if (a) the aggregate proceeds from such financing transaction (and any related financing transactions) are less than $3,000,000 or (b) if such financing transaction is an equipment financing or leasing transaction. Any prepayment hereunder shall be accompanied by interest on the principal amount of the Note being prepaid to the date of prepayment.

3. Covenants. Maker covenants and agrees that until this Note is paid in full it will:

(a) promptly after the occurrence of an Event of Default or event, act or condition that, with notice or lapse of time or both, would constitute an Event of Default, provide Payee with a certificate of the chief executive officer or chief financial officer of Maker specifying the nature thereof and Maker’s proposed response thereto;

(b) preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner;

(c) comply with requirements of all applicable laws, rules, regulations, and orders of any governmental authority, a breach of which would materially adversely affect the consolidated financial condition of Maker;

(d) not declare or pay any dividends or make any distribution to holders of its capital stock (other than dividends or distributions payable in Common Stock of Maker) or purchase, redeem or otherwise acquire or retire for value any of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock, other than acquisition of Common Stock by Maker pursuant to agreements which permit Maker to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to Maker; and

(e) not create, assume, guaranty, incur or otherwise become or remain directly or indirectly liable with respect to any indebtedness for borrowed money except (i) indebtedness outstanding on the date hereof, (ii) indebtedness junior to the indebtedness evidenced by this Promissory Note, provided that any new debtholder of Maker executes a subordination agreement in form and substance satisfactory to Payee (as determined in Payee’s sole and absolute discretion); and (iii) equipment financings, equipment leases or other purchase money indebtedness, in each case not to exceed $5,000,000 in the aggregate.

4. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default”:

(a) failure of Maker to pay (i) any principal, under this Note when due, whether at stated maturity, by required prepayment, acceleration, or otherwise, or (ii) any interest or other amount due under this Note, in each case within three Business Days after the date due; or

(b) failure of Maker to pay, or the default in the payment of, any amount due under or in respect of any promissory note, indenture or other agreement or instrument relating to any indebtedness owing by Maker, to which Maker is a party or by which Maker or any of its property is bound under which amounts outstanding exceed $100,000 beyond any grace period provided; or the occurrence of any other event or circumstance that, with notice or lapse of time or both, would permit acceleration of such indebtedness; or

(c) failure of Maker to perform or observe any other term, covenant or agreement to be performed or observed by it pursuant to this Note; or

(d) any order, judgment or decree shall be entered against Maker decreeing the dissolution or split-up of Maker; or

(e) suspension of the usual business activities of Maker or the complete or partial liquidation of Maker’s business; or

(f) there shall occur a Liquidation Event; or

(g) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Maker or any of its material subsidiaries in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Maker or any of its material subsidiaries under any applicable bankruptcy, insolvency or any other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Maker or any of its material subsidiaries or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of Maker or any of its material subsidiaries for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Maker or any of its material subsidiaries, and, in the case of any event described in this clause (ii), such event shall have continued for 60 days unless dismissed, bonded or discharged; or

(h) an order for relief shall be entered with respect to Maker or any of its material subsidiaries, or Maker or any of its material subsidiaries shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Maker or any of its material subsidiaries shall make an assignment for the benefit of creditors; or Maker or any of its material subsidiaries shall be unable or fail, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Maker or any of its material subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize action to approve any of the foregoing; or

(i) the making or filing of any money judgment, writ or similar process in excess of Two Hundred Fifty Thousand Dollars ($250,000) against Maker or any of the property or other assets of Maker which shall remain unsatisfied, unvacated, unhanded or unstayed until the date that is the earlier to occur of sixty (60) days after such judgment, writ or similar process is entered and five (5) days prior to the date of any proposed sale thereunder; or

(j) Maker shall challenge, or institute any proceedings to challenge, the validity, binding effect or enforceability of this Note or any endorsement of this Note.

5. Remedies. Upon the occurrence of any Event of Default specified in Section 4(f) or 4(g) above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker). Upon the occurrence and during the continuance of any other Event of Default Payee may, by written notice to Maker, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Maker).

6. Definitions. The following terms used in this Note shall have the following meanings (and any of such terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under or indirect common control with a specified Person. For the purpose of this definition, control when used with respect to any specified Person means the power to direct the management and policies (investment or otherwise) of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms controlling and controlled have meanings correlative to the foregoing.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the State of California or any other day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Liquidation Event” means the occurrence of a “Liquidation Event” as defined in Maker’s Certificate of Incorporation, as the same may be amended from time to time.

“Common Stock” means Maker’s common stock.

“Event of Default” means any of the events set forth in Section 4.

“Person” means any individual, partnership, joint venture, firm, corporation, association, bank, trust or other enterprise, whether or not a legal entity, or any government or political subdivision or any agency, department or instrumentality thereof.

7. Miscellaneous.

(a) All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered as follows: if to Maker, at its address specified opposite its signature below; and if to Payee, at 6060 Center Drive, Suite 300, Los Angeles, CA 90045, Attention: Chris Lipp, General Counsel; or in each case at such other address as shall be designated by Payee or Maker. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied or cabled or sent by over-night courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier.

(b) Maker agrees to indemnify Payee against any losses, claims, damages and liabilities and related expenses, including counsel fees and expenses, incurred by Payee arising out of or in connection with or as a result of the transactions contemplated by this Note. In particular, Maker promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in connection with the collection and enforcement of this Note. In addition, Maker agrees to pay, and to save Payee harmless from all liability for, any stamp or other documentary taxes which may be payable in connection with Maker’s execution or delivery of this Note.

(c) In addition to and not in limitation of any rights of set off that Payee or any other holder of this Note may now or hereafter have under applicable law, Payee or such other holder of this Note, upon the occurrence of any Event of Default, is hereby authorized at any time or from time to time, without notice of any kind to Maker or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by Payee or such other holder (including without limitation by branches and agencies of Payee or such other holder wherever located) to or for the credit or the account of Maker against and on account of the obligations and liabilities of Maker to Payee under this Note and all other claims of any nature or description arising out of or connected with this Note, irrespective of whether or not Payee shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(d) No failure or delay on the part of Payee or any other holder of this Note to exercise any right, power or privilege under this Note and no course of dealing between Maker and Payee shall impair such right, power or privilege or operate as a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Note are cumulative to, and not exclusive of, any rights or remedies that Payee would otherwise have. No notice to or demand on Maker in any case shall entitle Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Payee to any other or further action in any circumstances without notice or demand.

(e) Maker and any endorser of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

(f) If any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(g) THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPALS.

(h) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST MAKER ARISING OUT OF OR RELATING TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OR COMPETENT JURISDICTION IN THE STATE OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS NOTE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS NOTE. Maker further irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Maker at its address set forth below it signature hereto, such service to become effective seven days after such mailing. Nothing herein shall affect the right of Payee or any holder of this Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Maker in any other jurisdiction. Maker hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(i) MAKER AND, BY THEIR ACCEPTANCE OF THIS NOTE, PAYEE AND ANY SUBSEQUENT HOLDER OF THIS NOTE, HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OR ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS NOTE AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Maker and, by their acceptance of this Note, Payee and any subsequent holder of this Note, each (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to reply on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS NOTE. In the event of litigation, this provision may be filed as a written consent to a trial by the court.

(j) Maker hereby waives the benefit of any statute or rule of law or judicial decision, including without limitation California Civil Code § 1654, which would otherwise require that the provisions of this Note be construed or interpreted most strongly against the party responsible for the drafting thereof.

(k) Maker acknowledges and agrees that the indebtedness evidence by this Note shall rank pari passu or senior in right of payment and priority to all other indebtedness of Maker and shall constitute senior indebtedness to all subordinated indebtedness of Maker.

IN WITNESS WHEREOF, Maker has caused this Note to be execute and delivered by its duly authorized officer as of the day and year and at the place first above written.

MYSPACE, INC.

By:	/s/ Christopher DeWolfe
Name:	Christopher DeWolfe
Title:	President

Address:	1333 Second Street
Santa Monica, CA 90401

PROMISSORY NOTE